Exhibit 8.0



                        [Letterhead of Patton Boggs LLP]
                                September 28, 1998



The Board of Directors
UCBH Holdings, Inc.
711 Van Ness Avenue
San Francisco, California 94102


         Re:      UCBH Holdings, Inc.
                  UCBH Trust Co.
                  Registration Statement on Form S-4

Dear Sirs:

         We have acted as special tax counsel for UCBH Holdings, Inc. (the "Company") and UCBH Trust Co. (the "Trust") in connection with the offer to exchange up to $30,000,000 of the Trust's 9.375% Series B Capital Securities which have been registered under the Securities Act of 1933, as amended, for a like Liquidation Amount of the Trust's outstanding 9.375% Series A Capital Securities. In rendering our opinion, we have examined the Amended and Restated Declaration of Trust dated as of April 17, 1998 (the "Declaration") and have assumed that the Trustees will conduct the affairs of the Trust in accordance with the Declaration.

         For purposes of such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons and the authenticity of all documents submitted to us as relevant to this opinion, and we have relied upon the documents referred to above (the "Documents"). We have assumed that all parties had the corporate power and authority to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite corporate actions, the due execution and delivery and the validity and binding effect and enforceability of such Documents. We have made investigations of such matters of law and fact as we have considered necessary or appropriate for this opinion. Our opinion is based on the assumption that there are no agreements or understandings with respect to the transactions contemplated in the Documents other than those contained in the Documents. Furthermore, our opinion is based on the assumption that all parties to the Documents will comply with the terms thereof, including all tax reporting requirements contained therein.


         We hereby confirm the opinions described under the caption "Certain Federal Income Tax Consequences" in the prospectus (the "Prospectus") that is part of the Registration Statement on Form S-4 filed by the Company and the Trust with the Securities and Exchange Commission on July 1, 1998, as amended on September 1, 1998 and September 28, 1998. Capitalized terms used herein but not defined have the meanings as provided in the Prospectus.


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         We hereby consent to the use of our name under the caption "Certain
Federal Income Tax Consequences" in the Prospectus. The issuance of such a consent does not concede that we are an "Expert" for the purposes of the Securities Act of 1933.

         The opinions set forth herein are based upon the existing provisions of the Code and Treasury regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service and existing case law, any of which could be changed at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinions are based. The opinions expressed herein are limited as described above, and we do not express an opinion on any other legal or income tax aspect of the transactions contemplated by the Documents relating to the transaction.


           In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States. This opinion is rendered as of the date hereof and we undertake no obligation to update this opinion or advise you of changes in the event there is any change in legal authorities, facts, assumptions or Documents on which this opinion is based (including the taking of any action by any party to the Documents pursuant to any opinion of counsel or a waiver), or any inaccuracy in any of the representations, warranties or assumptions upon which we have relied in rendering this opinion, unless we are specifically engaged to do so. This opinion is not binding on the Internal Revenue Service and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a contrary position to one or more of the positions reflected in the foregoing opinions, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service. This opinion may not be relied on in connection with any transactions other than the transactions contemplated herein.


                                                     Very truly yours,

                                                     PATTON BOGGS LLP

                                                     /s/ Patton Boggs LLP
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